Lake Victoria Announces Resignation of Board Member

Vancouver, British Columbia, February 7, 2014 (LVCA:OTCBB) Lake Victoria Mining Company, Inc. (the “Company” or LVCA) announced today the resignation of Ian A. Shaw, effective February 3, 2014, from the board of directors of the Company. Mr. Shaw has served as a Director and Chairman of the Audit Committee of LVCA since April, 2010. His resignation is not the result of any disagreement on any matter relating to the operations, policies or practices of the Company.

Mr. David Kalenuik, President and CEO of Lake Victoria commented as follows:

“The LVCA board sincerely thanks Ian Shaw for his contributions during his time with the Company. Ian’s experience within the financial and natural resource sectors proved a valuable asset to LVCA over the past almost four years. We wish him well in his future endeavors.”

About the Company

Lake Victoria Mining Company, Inc. is on a pathway to create a medium scale gold mine in the world famous Lake Victoria Greenstone Belt, Tanzania, East Africa. As of January 7th, 2014 the Company received its Environmental Impact Assessment (EIA) Certificate of approval for its planned Medium Scale Gold Mine within the Company’s Kinyambwiga Gold project. Tanzania is Africa's fourth largest gold producer, behind South Africa, Ghana and Mali, but also has reserves of uranium, nickel and coal. Gold exports alone earned it $1.076 billion in 2009, up from $932.4 million the previous year. Lake Victoria holds nine prospective gold projects and five uranium projects within its Tanzania property portfolio. Additional information regarding the Company is available on the corporate website at: www.lakevictoriaminingcompany.com or by contacting:

Lake Victoria Mining Company, Inc.
David T. Kalenuik, CEO & President
Phone: 303-586-1390
Email: info@lvcamining.com